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                                                                       EXHIBIT 9


                                CYBERMEDIA, INC.

                      NOTE PURCHASE AND SECURITY AGREEMENT





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                                CYBERMEDIA, INC.

                      NOTE PURCHASE AND SECURITY AGREEMENT

     This NOTE PURCHASE AND SECURITY AGREEMENT is made as of the 28th day of July, 1998 by and among CYBERMEDIA, INC., a Delaware corporation (the "Company"), and NETWORKS ASSOCIATES, INC., a Delaware corporation (the "Purchaser").

     The parties hereby agree as follows:

SECTION 1. AMOUNT AND TERMS OF THE LOAN

     1.1 THE LOAN. Subject to the terms of this Agreement, the Purchaser agrees to loan to the Company, the principal amount of Ten Million Dollars ($10,000,000) (the "Loan Amount") pursuant to a secured subordinated convertible promissory note in the form attached hereto as Exhibit A (the "Note"). Capitalized terms in this Agreement not otherwise defined herein are as defined in the Note.

SECTION 2. THE CLOSING

     2.1 CLOSING DATE. The closing of the purchase and sale of the Note (the "Closing") shall be held at 1:00 a.m. PDT on the date hereof or at such other time as the Company and the Purchaser shall agree (the "Closing Date").

     2.2 DELIVERY. At the Closing (i) the Purchaser will deliver to the Company a wire transfer of funds in the amount of the Loan Amount; and (ii) the Company shall deliver to the Purchaser the Note representing the Loan Amount.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Purchaser as follows:

     3.1 CORPORATE POWER. The Company will have at the Closing Date all requisite corporate power to execute and deliver this Agreement and the Note and to carry out and perform its obligations under the terms of this Agreement.

     3.2 AUTHORIZATION. All corporate action on the part of the Company, its directors and its shareholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company and the performance of the Company's obligations hereunder, including the issuance and delivery of the Note, has been taken or will be taken prior to the Closing. The Company agrees to take all necessary corporate action to reserve or authorize the equity securities issuable upon conversion of the Note. This Agreement and the Note constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. The Common Stock or other equity securities of the Company, when issued upon conversion of the Note in compliance


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with the provisions of this Agreement or the Note, will be validly issued, fully paid and nonassessable and free of any liens or encumbrances.

     3.3 GOVERNMENTAL CONSENTS. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Company in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Note and the equity securities issuable upon conversion of the Note or the consummation of any other transaction contemplated hereby shall have been obtained and will be effective at the Closing except for notices required or permitted to be filed with certain state and federal securities commissions, which notices will be filed on a timely basis, and filings to perfect security interests.

     3.4 OFFERING. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 4 hereof, the offer, issue, and sale of the Note are and will be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "1933 Act"), and are exempt from registration and qualification under the registration, permit, or qualification requirements of all applicable state securities laws.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     4.1 PURCHASE FOR OWN ACCOUNT. The Purchaser represents that it is acquiring the Note and the equity securities issuable upon conversion of the Note (collectively, the "Securities") solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

     4.2 INFORMATION AND SOPHISTICATION. The Purchaser acknowledges that it has received all the information it has requested from the Company and considers necessary or appropriate for deciding whether to acquire the Note. The Purchaser represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Note and to obtain any additional information necessary to verify the accuracy of the information given the Purchaser. The Purchaser further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment.

     4.3 ABILITY TO BEAR ECONOMIC RISK. The Purchaser acknowledges that investment in the Note involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.


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     4.4   FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above, the Purchaser further agrees not to make any disposition of all or any portion of the Securities unless and until:

           (a) There is then in effect a Registration Statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

           (b) (i) The Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, the Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the 1933 Act.

           (c) Notwithstanding the provisions of paragraphs ((a)) and ((b)) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Purchaser to one or more direct or indirect affiliates of Purchaser, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were the Purchaser hereunder. 4.5 SUITABILITY. The Purchaser is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

     4.5 SUITABILITY. The Purchaser is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

SECTION 5. COVENANTS

     5.1 GRANT OF SECURITY INTEREST. (a) As collateral security for the prompt and complete payment of the Note and the Company's present or future indebtedness, obligations and liabilities to Purchaser under the Note and this Agreement, the Company hereby grants and pledges to Purchaser a continuing security interest in all presently existing and hereafter acquired or arising collateral (the "Collateral") as follows. The "Collateral" shall consist of all right, title and interest of the Company in and to the following:

                (i) All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

                (ii) All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Company's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Company's books relating to any of the foregoing;


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                (iii) All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind, all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations in part of the same, including without limitation the patents and patent applications set forth on Exhibit B attached hereto (collectively, the "Patents");

                (iv) All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Company arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Company, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Company and Company's books relating to any of the foregoing;

                (v) All documents, cash, deposit accounts, securities, securities accounts, investment property, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Company's books relating to the foregoing;

                (vi) All trade secret rights, including all rights to unpatented inventions, know how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired;

                (vii) Any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held, including without limitation those set forth on Exhibit C attached hereto (collectively, the "Copyrights");

                (viii) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

                (ix) All licenses or other rights to use any of the trademarks, Copyrights or Patents, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

                (x) All amendments, renewals and extensions of any of the Copyrights or Patents;

                (xi) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing; and


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                (xii) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

     Notwithstanding the foregoing, (i) the security interest granted herein shall be effective upon the earlier to occur of (A) the fifth business day after the date of this Agreement, and (B) the consent of Imperial Bank to the security interest granted herein and agreement to the subordination provisions of the Note; and (ii) the security interest granted herein shall not extend to and the term "Collateral" shall not include any property, rights or licenses to the extent the granting of a security interest therein (1) would be contrary to applicable law or (2) is prohibited by or would constitute a default under any agreement or license under which such property, rights or licenses arise (but only to the extent such prohibition is enforceable under applicable law).

           (b) AUTHORIZATION AND REQUEST. The Company authorizes and requests that the Register of Copyrights and the Commissioner of Patents and Trademarks record this security agreement.

           (c) COVENANTS AND WARRANTIES. The Company represents, warrants, covenants and agrees as follows:

                (i) Except as disclosed in the Agreement and Plan of Merger between Company and Purchaser of even date herewith (the "Merger Agreement"), Company has good and indefeasible title to the Collateral, free and clear of Liens, except for Permitted Liens. The Company is now the sole owner of the Patents and Copyrights, except for non-exclusive licenses granted by the Company to its customers in the ordinary course of business;

                (ii) Performance of this Agreement does not conflict with or result in a breach of any agreement to which the Company is party or by which the Company is bound, except to the extent that certain intellectual property agreements prohibit the assignment of the rights thereunder to a third party without the licensor's or other party's consent and this Agreement constitutes an assignment;

                (iii) During the term of this Agreement, the Company will not transfer or otherwise encumber any interest in the Collateral, except for Permitted Liens and Liens that may be granted in favor of Senior Debt and except for non-exclusive licenses under Patents, Copyrights and other intellectual property rights of the Company granted by the Company in the ordinary course of business or as set forth in this Agreement;

                (iv) To its knowledge, and except as disclosed in the Merger Agreement, each of the Patents is valid and enforceable, and no part of the Patents or Copyrights has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Collateral violates the rights of any third party;


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                (v) The Company shall deliver to Purchaser within (30) days of the last day of each calendar quarter, a report signed by the Company, in form reasonably acceptable to Purchaser, listing any applications or registrations that the Company has made, filed or acquired in respect of any patents, copyrights or trademarks and the status of any outstanding applications or registrations;

                (vi) The Company shall (A) protect, defend and maintain the validity and enforceability of the material Patents and Copyrights (B) use its best efforts to detect infringements of the Patents and Copyrights and promptly advise Purchaser in writing of material infringements detected and (C) not allow any material Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Purchaser, which shall not be unreasonably withheld;

                (vii) The Company shall register or cause to be registered (to the extent not already registered) with the United States Copyright Office, the copyrights associated with the currently shipping versions of each of its software products whose names include the words "First Aid" within thirty (30) days of the date of this Agreement. Once each calendar quarter the Company shall register or cause to be registered with the United States Copyright Office those additional copyrights developed, authored or acquired by the Company from time to time for new releases (that is, versions of such software which offer meaningful additional features beyond mere corrections) of each then shipping version of First Aid and Uninstaller software (or successor software products);

                (viii) Subject to any filings that may be required to perfect the security interests granted herein, and to Permitted Liens and Liens in favor of Senior Debt, this Agreement creates, and in the case of after acquired Collateral, this Agreement will create at the time the Company first has rights in such after acquired Collateral, in favor of Purchaser a valid and perfected security interest in the Collateral in the United States junior in priority only to Permitted Liens and Liens in favor of the Senior Debt, securing the payment and performance of the obligations evidenced by the Note;

                (ix) All information heretofore, herein or hereafter supplied to Purchaser by or on behalf of the Company with respect to the Collateral is accurate and complete in all material respects; and

                (x) Except for Permitted Liens and the granting of Liens in favor of Senior Debt, the Company shall not create, incur, assume or suffer to exist any Lien with respect to any of its property or assign or otherwise convey any right to receive income therefrom, or enter into any agreement that would impair or conflict with the Company's obligations hereunder without Purchaser's prior written consent, which consent shall not be unreasonably withheld. The Company shall not permit the inclusion in any contract to which it becomes a party of any provisions that could or might in any way prevent the creation of a security interest in the Company's rights and interests in any property included within the definition of the Collateral acquired under such contracts, except that certain contracts may contain anti-assignment


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provisions that could in effect prohibit the creation of a security interest in such contracts if the Company is required, in its commercially reasonable judgment, to accept such provisions.

           (d) PURCHASER'S RIGHTS. Purchaser shall have the right, but not the obligation, to take, at the Company's sole expense, any actions that the Company is required under this Agreement to take but which the Company fails to take, after fifteen (15) days' notice to the Company. The Company shall reimburse and indemnify Purchaser for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 5.1((d)).

           (e) FURTHER ASSURANCES; ATTORNEY IN FACT

                (i) On a continuing basis, the Company will make, execute, acknowledge and deliver, and file and record in the filing and recording places in the United States, all such instruments, including appropriate financing and continuation statements and collateral agreements and filings with the United States Patent and Trademark Office and the Register of Copyrights, and take all such action as may reasonably be deemed necessary or advisable, or as requested by Purchaser, to perfect Purchaser's security interest in all its registered Copyrights and Patents and otherwise to carry out the intent and purposes of this Agreement, or for assuring and confirming to Purchaser the grant or perfection of a security interest in all Collateral.

                (ii) The Company hereby irrevocably appoints Purchaser as the Company's attorney-in-fact, with full authority in the place and stead of the Company and in the name of the Company, from time to time in Purchaser's discretion, to take any action and to execute any instrument which Purchaser may deem necessary or advisable to accomplish the purposes of this Agreement, including (i) to modify, in its sole discretion, this Agreement without first obtaining the Company's approval of or signature to such modification by amending Exhibit B and Exhibit C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights or Patents acquired by the Company after the execution hereof or to delete any reference to any right, title or interest in any Copyrights or Patents in which the Company no longer has or claims any right, title or interest, (ii) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of the Company where permitted by law, and (iii) after the occurrence of an Event of Default, to transfer the Collateral into the name of Purchaser or a third party to the extent permitted under the California Uniform Commercial Code.

           (f) EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an Event of Default under the Agreement:

                (i) An Event of Default occurs under the Note; or

                (ii) The Company breaches any warranty or agreement made by the Company in this Agreement and, as to any breach that is capable of cure, the Company fails to cure such breach within twenty (20) days of notice from Purchaser of the occurrence of such breach.


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           (g) REMEDIES. Upon the occurrence and continuance of an Event of
Default, Purchaser shall have the right to exercise all the remedies of a secured party under the California Uniform Commercial Code, including without limitation the right to require the Company to assemble the Collateral and any tangible property in which Purchaser has a security interest and to make it available to Purchaser at a place designated by Purchaser. Purchaser shall have a nonexclusive, royalty free license to use the Copyrights, Patents and trademarks to the extent reasonably necessary to permit Purchaser to exercise its rights and remedies upon the occurrence of an Event of Default. The Company will pay any expenses (including reasonable attorneys' fees) incurred by Purchaser in connection with the exercise of any of Purchaser's rights hereunder, including without limitation any expense incurred in disposing of the Collateral. All of Purchaser's rights and remedies with respect to the Collateral shall be cumulative.

           (h) INDEMNITY. The Company agrees to defend, indemnify and hold harmless Purchaser and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the loan transaction contemplated by this Agreement, and (b) all losses or expenses in any way suffered, incurred, or paid by Purchaser as a result of or in any way arising out of, following or consequential to the loan transaction between Purchaser and the Company under this Agreement (including without limitation reasonable attorneys' fees and reasonable expenses), except for losses arising from or out of Purchaser's gross negligence or willful misconduct.

     5.2 NOTICE OF DEFAULTS. The Company agrees and covenants to promptly notify Purchaser upon the occurrence of any Event of Default as defined in the Note.

     5.3   REGISTRATION RIGHTS.

           (a) Following the conversion of some or all of the Loan Amount into Conversion Shares (each as defined in the Note) in accordance with the Note, Purchaser may by written notice (the "Registration Notice") to the Company request the Company to register under the Securities Act all or any part of the Conversion Shares beneficially owned by Purchaser (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which Purchaser and the underwriters shall endeavor to effect a reasonably wide distribution of such Registrable Securities and shall use their reasonable efforts to prevent any person (including any "group" as used in Rule 13d-5 under the Exchange Act) and its affiliates from purchasing through such offering Conversion Shares representing more than one percent (1%) of the outstanding shares of common stock of the Company on a fully diluted basis, provided that firm commitment underwriting shall not be required if the number of Conversion Shares proposed to be registered at any one time represents less than three percent (3%) of the outstanding shares of common stock of the Company on a fully diluted basis (in either case, a "Permitted Offering").

           (b) The Registration Notice shall include a certificate executed by Purchaser and, if applicable, its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering, and (ii) the Manager in good faith


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believes that, based on the then-prevailing market conditions, it will be able to sell the Registrable Securities to the public in a Permitted Offering within one hundred twenty (120) days at a per share price equal to at least eighty percent (80%) of the then Fair Market Value of such shares, as defined below. "Fair Market Value" means the average of the daily closing prices for the ten
(10) trading days before the date of the Registration Notice (the "Registration Notice Price"). The closing price for each day shall be the last sale price on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices on such date, in each case as officially reported on the principal national securities exchange or national market system on which such shares are then listed, admitted to trading or traded.

           (c) The Company (and/or any person designated by the Company) shall thereupon have the option exercisable by written notice delivered to Purchaser within five (5) business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price equal to the product of (i) the number of Registrable Securities to be so purchased by the Company and (ii) the Registration Notice Price.

           (d) Any purchase of Registrable Securities by the Company (or its designee) under Section 5.3((c)) shall take place at a closing to be held at the principal executive offices of the Company or at the offices of its counsel at any reasonable date and time designated by the Company and/or such designee in such notice within twenty (20) business days after delivery of such notice, and any payment for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

          (e) If the Company does not elect to exercise its option pursuant to
Section 5.3((c)) with respect to all Registrable Securities, it shall use all commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold and to cause such registration to be declared effective and such effectiveness maintained until the distribution of the Registrable Securities thereunder is completed or for a period of 120 days, whichever is shorter; provided, however, that (i) Purchaser shall not be entitled to demand more than an aggregate of four (4) effective registration statements hereunder if the Company is eligible to register the Registrable Securities on Form S-3 (or an equivalent or successor form), or two (2) effective registration statements hereunder if the Company is not so eligible, and (ii) the Company will not be required to file any such registration statement during any period of time (not to exceed forty (40) days after such request in the case of clause
(A) below or ninety (90) days after such request in the case of clauses (B) and
(C) below) when (A) the Company is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the judgment of counsel to the Company, such information would be required to be disclosed if a registration statement were filed at that time;
(B) the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Company determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other transaction involving the Company or


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any of its material subsidiaries and that such transaction is material to the
Company and its subsidiaries taken as a whole.

           (f) The Company shall use all commercially reasonable efforts to cause any Registrable Securities registered pursuant to this Section 5.3 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as Purchaser may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

           (g) The registration rights set forth in this Section 5.3 are subject to the condition that Purchaser shall provide the Company with such information with respect to its Registrable Securities, the plans for the distribution thereof, and such other information with respect to Purchaser as, in the reasonable judgment of counsel for the Company, is necessary to enable the Company to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

           (h) A registration effected under this Section 5.3 shall be effected at the Company's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to Purchaser, and the Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

           (i) In connection with any registration effected under this Section 5.3, the parties agree (A) to indemnify each other and the underwriters, if any, in the customary manner, (B) if applicable, to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and (C) to take all further actions which shall be reasonably necessary to effect such registration and sale (including if the Manager deems it necessary, participating in road-show presentations).

           (j) The Company shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this Section 5.3 only if and to the extent the offering is firmly underwritten and the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

SECTION 6. MISCELLANEOUS

     6.1 ENFORCEMENT COSTS. Company shall pay all costs and expenses, including, without limitation, reasonable attorneys' fees and expenses Purchaser expends or incurs in connection with the enforcement of this Agreement, the collection of any sums due under the Note, any actions for declaratory relief in any way related to this Agreement, or the protection or preservation of any rights of the holder hereunder.


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     6.2   BINDING AGREEMENT. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     6.3 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

     6.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6.5 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     6.6 NOTICES. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit with the United States Post Office, postage prepaid, addressed to the Company at 2850 Ocean Park Boulevard, Suite 100, Santa Monica, California 90405, or to a Purchaser at its address shown on the signature page below, or at such other address as such party may designate by ten (10) days advance WRITTEN NOTICE TO THE OTHER PARTY.

     6.7 COURSE OF DEALING. No course of dealing, nor any failure to exercise, nor any delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

     6.8 ATTORNEYS' FEES. If any action relating to this Agreement is brought by either party hereto against the other party, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements.

     6.9 AMENDMENTS. Except as otherwise expressly permitted herein, this Agreement may be amended only by a written instrument signed by both parties hereto.

     6.10 CALIFORNIA LAW AND JURISDICTION; JURY WAIVER. This Agreement shall be governed by the laws of the State of California, without regard for choice of law provisions. The Company and Purchaser consent to the exclusive jurisdiction of any state or federal court located in Santa Clara County, California. THE COMPANY AND PURCHASER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THE NOTE, THIS AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.


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

     IN WITNESS WHEREOF, the parties have executed this NOTE PURCHASE AND SECURITY AGREEMENT as of the date first written above.



                                      COMPANY:

                                      CYBERMEDIA, INC.


                                      By: /s/ Kanwal Rekhi
                                         -------------------------------------
                                      Title: Chief Executive Officer and
                                             Chairman of the Board


                                      PURCHASER:

                                      NETWORKS ASSOCIATES, INC.


                                      By: /s/ Richard Hornstein
                                         -------------------------------------
                                      Title: Vice President, Legal Affairs and
                                             Corporate Development


                                      Networks Associates, Inc.
                                      3965 Freedom Circle
                                      Santa Clara, CA  95054

                                      Attention:  Chief Financial Officer

                                    EXHIBIT A

                Secured Subordinated Convertible Promissory Note

                                    EXHIBIT B

                                     Patents

                                                          Registration/         Registration/
                                                           Application           Application
Description                                                   Number                 Date
-----------                                               -------------         -------------
1.  Automatic Updating of Diverse Software Products         08/660,488          June 7, 1996
    on Multiple Client Computer Systems

2.  Method and Software Products for Continued              06/686,250          July 24, 1996
    Application Execution after Generation of Fatal
    Exceptions

                                    EXHIBIT C

                                   Copyrights


                                                          Registration/         Registration/
                                                           Application           Application
Description                                                   Number                 Date
-----------                                               -------------         -------------
1.  CyberMedia UnInstaller Version 3.5

2.  CyberMedia UnInstaller Version 4.0

3.  CyberMedia UnInstaller Version 4.5